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                                               For further information contact:
                                               Sue Barnard, Corporate Secretary
                                                                 (405) 232-2232
                                                      sbarnard@canaanenergy.com


                            CANAAN ENERGY CORPORATION
                  CLOSES ACQUISITION OF AFFILIATED PARTNERSHIPS
                             AND INDIAN OIL COMPANY

                       ALSO ANNOUNCES NEW CREDIT FACILITY
                            AND LISTING ON NASDAQ NMS

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         OKLAHOMA CITY, OK OCTOBER 23, 2000 -- Canaan Energy Corporation
(NASDAQ NMS: KNAN) today announced the completion of the acquisition of eight private oil and gas limited partnerships previously sponsored by its affiliates, the acquisition of Indian Oil Company, a privately held oil and gas company based in Oklahoma City, Oklahoma, and the commencement of trading of its common shares on The NASDAQ National Market.

         Canaan was formed in March 1987 by Leo E. Woodard and John K. Penton. Mr. Woodard continues to serve the company as Chairman and Chief Executive Officer and Mr. Penton serves as President and Director. Michael S. Mewbourn serves as Senior Vide President, Chief Financial Officer and Director; Thomas
H. Henson serves as Senior Vice President-Investor Relations and Director; and Anthony Lasuzzo will serve as Senior Vice President and Chief Operating Officer. Outside directors include Michael P. Cross, President and Manager of Twister Gas Services, L.L.C.; Mischa Gorkuscha, formerly Chief Financial Officer of Liberty Bancorp, Inc., and Randy Harp, Chief Operating Officer of Pre-Paid Legal Services, Inc. Significant shareholders in Canaan are Messrs. Woodard, Penton and Rick Dunning. Most of the approximately 900 shareholders are former limited partners in the Coral partnerships, who elected to exchange their limited partnership interest for common stock in Canaan.

         In a joint statement, Messrs. Woodard and Penton stated: "We have been working on this plan of roll-up transaction for over two years. We received overwhelming acceptance of the plan from our limited partners, substantially all of whom elected to trade significant cash flow from our partnerships for an opportunity to grow through stock ownership in larger entity. We appreciate the vote of confidence this represents and look forward to implementing our long-term strategy."

         In February, 1999, Canaan (formerly known as Coral Reserves Group, Ltd.), on behalf of itself, its affiliates and eight Coral-sponsored limited partnerships, entered into a merger agreement with Canaan Securities, Inc. and Indian Oil Company. Canaan Securities is a registered broker/dealer with the SEC and NASD and served as the placement agent for the Coral-sponsored limited partnerships. Canaan Securities was formed and owned by Thomas H. Henson. Indian Oil Company is an Oklahoma corporation founded in 1981 by Mr. Richard
R. Dunning. Indian Oil has been continuously engaged since that time in the acquisition, exploration, development and production of oil and natural gas.

         Canaan employs approximately 40 people, produces more than 20,000 Mcf of natural gas per day and 500 Bbls of oil per day, and operates more than 200 of the 800 wells in which it owns an interest. The Company has total proved reserves in excess of 100 Bcfe, approximately 75% of which are currently producing. The company also has an inventory of more than 100 proved locations to drill.

         Canaan will seek growth through an active development drilling program, identification and development of extension prospects and impact acquisitions. Canaan will concentrate its activities in the Mid-Continent area, with a focus on natural gas production. The company expects to actively drill and develop its properties in the Arkoma Basin in western Arkansas, the Golden Trend in southern Oklahoma

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and the Anadarko Basin in western Oklahoma. In addition, the company plans to lease and develop gas field extensions in Custer and Roger Mills counties and an oil field extension prospect in the Oklahoma panhandle. The company recently completed a Viola oil test in Garfield County, Ok for approximately 200 Bbls per day of oil and 1000 Mcf per day of natural gas. Canaan expects to drill at least two more wells in the field in the fourth quarter and to participate in the drilling of additional wells operated by others.

         Simultaneously with the closing of the transaction, Canaan entered into a new secured revolving credit facility with a group of banks which provides for an initial borrowing base on Canaan's oil and gas reserves of $34.5 million with a maturity date of October 2003. BankOne is leading Canaan's credit group.

         Canaan Energy corporation is an independent oil and gas company engaged in the acquisition, development, production and marketing of natural gas and crude oil. The company's holdings are concentrated in the mid-continent region of Oklahoma.

         This press release includes certain statements that may be deemed to be "forward looking statements" within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in the press release that address activities, events or developments that the company expec5ts, believes or anticipates will or may occur in the future, including drilling of wells, reserves estimates, future production of oil and gas, future cash flows and other such matters are forward looking statements. These statements are based on certain assumptions and analyses made by the company in the light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results of developments may differ materially from those projected in the forward looking statements.